EXHIBIT 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Chris L. Nines (512) 434-5587

TEMPLE-INLAND INC. REPORTS FIRST QUARTER 2005 RESULTS

     AUSTIN, TEXAS, April 27, 2005—Temple-Inland Inc. today reported first quarter 2005 net income of $45 million, or $0.39 per diluted share, compared with first quarter 2004 net income of $12 million, or $0.11 per diluted share, and fourth quarter 2004 net income of $53 million, or $0.46 per diluted share. Shares and per share amounts for all periods reflect the effect of the two-for-one stock split on April 1, 2005.

     Results for first quarter 2005 include an after-tax special charge of (i) $7 million, or $0.06 per share, associated with closures of converting facilities, including the Antioch, CA facility; (ii) $5 million, or $0.04 per share, resulting from an increase in antitrust litigation reserves, and (iii) $3 million, or $0.03 per share, relating primarily to expenses from the recently completed proxy contest. As reflected in the table below, the total effect of these special items is ($0.13) per share.

	First Quarter		Fourth Quarter
	2005	2004	2004
Net income (loss) per dil. share as reported	$0.39	$0.11	$0.46
Adjustment for special items	0.13	0.10	(0.04)

Net income per diluted share, excluding special items	$0.52	$0.21	$0.42
Average shares outstanding — diluted	115.7	111.2	113.0

Diluted average shares outstanding increased from 113.0 million in fourth quarter 2004 to 115.7 million in first quarter 2005 primarily due to dilutive effect of employee stock options and equity purchase contracts (Upper DECS) resulting from the increase in market price of Temple-Inland common stock in first quarter 2005.

Corrugated Packaging

     The corrugated packaging operation reported income of $50 million in first quarter 2005, compared with $8 million in first quarter 2004 and $24 million in fourth quarter 2004. Despite higher fiber costs (recycled and virgin), energy costs and transportation costs, earnings improved in first quarter 2005 compared with first quarter 2004 due to higher volumes, lower converting costs, and improved pricing. Earnings increased in first quarter 2005 compared with fourth quarter 2004 due to higher volumes, and lower mill and converting costs.

     Despite the closure of five box plants since first quarter 2004, on a volume per workday basis, shipments of corrugated containers were up 5% in first quarter 2005 compared with first quarter 2004. Shipments were up 1% compared with fourth quarter 2004.

     Average prices for corrugated containers in first quarter 2005 were 9% higher than first quarter 2004 and flat compared with fourth quarter 2004. The average cost of recycled fiber in first quarter 2005 was up 8% compared with first quarter 2004 and up 1% compared with fourth quarter 2004. Energy costs were up $4 million in first quarter 2005 compared with first quarter 2004 and up $1 million compared with fourth quarter 2004.

Forest Products

     The forest products operation reported record first quarter income of $54 million, compared with $32 million in first quarter 2004 and $50 million in fourth quarter 2004. Despite higher energy, chemical and fiber costs, earnings improved in first quarter 2005 compared with first quarter 2004 due to improved pricing and volumes. Operating income for first quarter 2005 included $4 million from high-value land sales compared with $3 million in first quarter 2004 and $7 million in fourth quarter 2004. The average sales price per acre of high-value land in first quarter 2005 was approximately $9,100 per acre.

     Average lumber prices in first quarter 2005 were up 9% compared with first quarter 2004 and up 4% compared with fourth quarter 2004. Particleboard prices were up 16% compared with first quarter 2004, but down 3% compared with fourth quarter 2004. Medium density fiberboard (MDF) prices were up 11% compared with first quarter 2004, but down 4% compared with fourth quarter 2004. Gypsum prices were up 13% compared with first quarter 2004 and up 2% compared with fourth quarter 2004. Shipments for particleboard, gypsum, and MDF were up in first quarter 2005 compared with first quarter 2004 and fourth quarter 2004. Shipments for lumber were flat in first quarter 2005 compared with first quarter 2004, but up compared with fourth quarter 2004.

Financial Services

     The financial services operation reported income of $47 million in first quarter 2005 compared with $53 million in first quarter 2004 and $58 million in fourth quarter 2004. Earnings in first quarter 2005 were affected by a decline in average earning assets, principally mortgage-backed securities, and a higher loan loss provision reflecting normalized credit conditions.

Comments

     In announcing first quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, “The improvement in operating results in first quarter 2005 reflect the convergence of strategy, execution and improving market conditions.

     “Corrugated packaging benefited from business improvements related to full integration, box plant consolidation, improved asset utilization, increased operational efficiency and higher volumes. Our box shipments have outpaced the industry for seven consecutive quarters, despite the closure of seven box plants since third quarter 2003.

     “Results in our forest products operation reflect strong housing and repair and remodeling markets and improved pricing and volumes. We continue to benefit from maximizing the value of our forestland through increased fiber growth and self-sufficiency and the development of significant real estate opportunities on high-value land.

     “Financial services is well-positioned for loan and deposit growth going forward. The repositioning of the mortgage banking operation will allow us to continue to lower costs.”

     Commenting on strategic initiatives, Mr. Jastrow said “During first quarter 2005, we made further progress on our strategic initiatives to increase asset utilization, lower unit cost and drive return on investment. In the quarter, we announced the closure of the Antioch, CA converting facility, which represents the eighth box plant closed since third quarter 2003.

     “During 2004, our corrugated packaging operation generated $143 million in business improvements from lower mill and converting costs, and higher volumes. In first quarter 2005, we generated $14 million in additional business improvements compared with first quarter 2004. We are on target to achieve our 2005 goal of $57 million, which will result in a total of $200 million in business improvements over a two year period.”

     The Company will host a conference call on April 27, 2005 at 9:00 am EDT to discuss results of the first quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 20309214.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and reflect management’s current views with respect to future events and are subject to risks and uncertainties. Factors and uncertainties that could cause our actual results to differ significantly from the results discussed in the forward-looking statements include, but are not limited to: general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us; the availability and price of raw materials used by us; fluctuations in the cost of purchased energy; assumptions related to pension and post-retirement costs; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; the accuracy of certain judgments and estimates concerning our integration of acquired operations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this release to reflect the occurrence of events after the date of this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)

	First Quarter
	2005	2004
	(Dollars in millions,
	except per share amounts)
Total revenues	$1,203	$1,154

Income from continuing operations	$45	$12
Discontinued operations	––	––

Net income	$45	$12

Diluted earnings per share:
Income from continuing operations	$0.39	$0.11
Discontinued operations	––	––

Net income	$0.39	$0.11

Average shares outstanding – diluted	115.7	111.2

Business Segments

Revenues
Corrugated packaging	$718	$673
Forest products	249	220
Financial services	236	261

Total revenues	$1,203	$1,154

Income
Corrugated packaging	$50	$8
Forest products	54	32
Financial services	47	53

Total segment operating income	151	93
Expenses not allocated to segments General and Administrative	(26)	(23)
Other operating income (expense)	(24)	(19)
Other non-operating income (expense)	1	––
Parent company interest	(28)	(32)

Income before taxes	74	19
Income (taxes) benefit	(29)	(7)

Income from continuing operations	45	12
Discontinued operations	––	––

Net income	$45	$12

     Diluted earnings per share and average shares outstanding – diluted have been adjusted to reflect our two-for-one stock split distributed on April 1, 2005.

     In January 2005, we changed our method of accounting for our corrugated packaging inventories from the LIFO method to the average cost method, which approximates FIFO. As required by generally accepted accounting principles, we have retrospectively applied the average cost method to our prior period income statements and segment operating results, the effect of which is summarized as follows:

	Corrugated Packaging Segment		Income from Continuing
	Operating Income		Operations		Per Diluted Share
		Retrospective		Retrospective		Retrospective
	As Reported	Application	As Reported	Application	As Reported	Application
	(In millions, except per share)
2004
First quarter	$10	$8	$13	$12	$0.12	$0.11
Second quarter	26	24	55	54	0.49	0.48
Third quarter	42	40	40	39	0.36	0.35
Fourth quarter	27	24	54	52	0.47	0.45

Year	$105	$96	$162	$157	$1.44	$1.39

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)

     Revenues and unit sales of our manufacturing subsidiaries, excluding joint venture operations follows:

	First Quarter
	2005	2004
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated Packaging	$691	$637
Linerboard	27	36

Total	$718	$673

Forest Products
Pine lumber	$89	$79
Particleboard	54	44
Medium density fiberboard	31	25
Gypsum wallboard	31	23
Fiberboard	19	17
Other	25	32

Total	$249	$220

Unit sales
Corrugated Packaging
Corrugated Packaging, thousands of tons	857	841
Linerboard, thousands of tons	69	112

Total, thousands of tons	926	953

Forest Products
Pine lumber, mbf	235	236
Particleboard, msf	173	160
Medium density fiberboard, msf	67	57
Gypsum wallboard, msf	207	171
Fiberboard, msf	107	97
Supplemental Financial Information for the Parent Company and its manufacturing subsidiaries follows:
Cash Balance (at qtr. end)	$8	$31
Long-Term Debt (at qtr. end)	1,582	1,611
Capital Expenditures	57	28